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                                                                    Exhibit 99.1


                             VOTING TRUST AGREEMENT

     THIS VOTING TRUST AGREEMENT is made as of February 27, 2002, by and between Acadia Realty Trust, a Maryland real estate investment trust (the "Voting Trustee" and the "Company") and Yale University ( "Yale").

     WHEREAS, Yale is a holder of record of 6,155,092 common shares of beneficial interest, par value $.001 per share, of the Company ("Shares");

     WHEREAS, Yale intends to purchase up to an additional 2,266,667 Shares prior to April 1, 2002, and has requested a waiver from the Company of the restriction in the Company's Declaration of Trust that limits ownership of Shares and the Company has agreed to provide such waiver;

     WHEREAS, Yale wishes to limit the voting power of Yale's Shares to 30% of all outstanding Shares at any given time;

     WHEREAS, Yale is agreeable to limiting its voting power to 30% of all outstanding Shares at any given time;

     WHEREAS, Yale has agreed to deposit all Shares that Yale acquires during the term of this Agreement in excess of 30% of outstanding Shares at any time ("Excess Voting Trust Shares") in a voting trust for the benefit of the Company and its shareholders;

     WHEREAS, the Voting Trustee and Yale wish to effect such limitation by ensuring that Excess Voting Trust Shares are voted in a manner such that the outcome of any Company shareholder vote will be unaffected by the Excess Voting Trust Shares; and

     WHEREAS, the Company, in accordance with Article II, Section 9 of its By Laws, has agreed to act as voting trustee for the purposes provided herein;

     NOW THEREFORE, it is agreed:

     1. Transfer of Shares to Voting Trustee. Yale hereby agrees to from time to time transfer any Excess Voting Trust Shares it holds to the Voting Trustee and acknowledges that such Excess Voting Trust Shares shall be held by the Voting Trustee hereunder, subject to this Agreement. Yale hereby agrees that if the Excess Voting Trust Shares are not represented by a share certificate then the Company's registrar and transfer agent shall register such shares on the Company's books in the name of the Voting Trustee. If the Excess Voting Trust Shares are represented by a share certificate, Yale agrees to deposit the share certificates with respect to such Excess Voting Trust Shares with the Company's registrar and transfer agent, which shall register such Excess Voting Trust Shares on the Company's books in the name of the Voting Trustee
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     2.  Termination. The Voting Trust shall terminate on such date on which
Yale becomes the beneficial owner of five percent (5%) or less of the Shares of
the Company.   At any time within the term of this agreement, Yale may, with the
Voting Trustee's written consent, extend the duration of this Agreement. The Voting Trust may be terminated at any time by the Voting Trustee.

     3. Voting of Excess Voting Trust Shares. Throughout the term of the Voting Trust, the Voting Trustee shall have the exclusive right to vote the Excess Voting Trust Shares in person or by proxy at all meetings of the Company's shareholders and in all proceedings where the vote or written consent of shareholders may be required or authorized by law. The Voting Trustee shall vote the Excess Voting Trust Shares in exact proportion to the actual vote of all Shares voting other than the Excess Voting Trust Shares.

     4. Dividends. Yale shall at all times be entitled to receive all dividends on the Excess Voting Trust Shares; provided however, that if the Company issues additional Shares as a dividend, to the extent such Shares represent Excess Voting Trust Shares, such Shares shall be subject to the terms of this Agreement.

     5. Remuneration and Indemnification. The Voting Trustee shall serve without remuneration and shall be entitled to indemnity out of the Voting Trust property against any loss or liability incurred in the performance of its duties, other than loss or liability incurred as a result of the Voting Trustee's bad faith conduct.

     6. Entire Agreement. This Agreement supersedes all prior agreements between the parties relating to its subject matter. There are no other understandings or agreements between them concerning the subject matter.

     7. Governing Law. This Agreement shall be governed by the internal laws of the State of Maryland.

     8. Deposit of Agreement with the Company. Executed copies of this Agreement and any amendment to this Agreement shall be deposited with the Company at its principal office in Port Washington, New York.

     9. Non-waiver. No delay or failure to exercise any right under this Agreement shall constitute a waiver of that or any other right.

     10. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     11. Counterparts. This Agreement and any amendment hereof may be executed in two or more counterparts, which shall in each case be treated as a single instrument for all purposes.



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     IN WITNESS WHEREOF, the Company and Yale have hereunto set their hands as of the date first written above written:


ACADIA REALTY TRUST                                  YALE UNIVERSITY

By:  /s/ Kenneth F. Bernstein                         By:  /s/ David Swensen
   ----------------------------                         ---------------------
    Kenneth F. Bernstein                                David Swensen
    President and Chief Executive Officer               Chief Investment Officer









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